Exhibit 10.4

Jesup & Lamont

SECURITIES CORPORATION

650 FIFTH AVENUE

NEW YORK, NY  10019

NASD	TELEPHONE:	(212) 307-2660
SIPC	FAX:	(212) 757-7478

August 20, 2004

Re:  Apogee Technology Inc.

Dear Investor:

We recently received your subscription documents and funds to participate in a private placement offering (the “Offering”) of Apogee Technology, Inc. (the “Company”). By this letter, we hereby advise you that the Company is re-pricing this transaction prior to closing.  The following are the revised terms of the Offering.  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

1)              The Per Share Purchase Price for each share of Common Stock is changed from $5.25 to $4.75.

2)              The Additional Investment Right has been removed from the Offering.

3)              The Securities Purchase Agreement previously provided that within 3 Trading Days of the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser, a Warrant, pursuant to which such Purchaser shall have the right to acquire up to the number of shares of Common Stock equal to 35% of the Shares to be issued to such Purchaser, which warrant shall be exercisable immediately upon issuance for a term of 5 years and have an exercise price equal to $6.30.  The Securities Purchase Agreement was amended to provide that within 3 Trading Days of the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser, a Warrant, pursuant to which such Purchaser shall have the right to acquire up to the number of shares of Common Stock equal to 50% of the Shares to be issued to such Purchaser, which warrant shall be exercisable immediately upon issuance for a term of 5 years and have an exercise price equal to $5.70.

4)              In addition, the Company added to the Offering a participation right, whereby from the Closing Date until 12 months after the Effective Date of the Registration Statement, upon any financing by the Company of its Common Stock or Common Stock Equivalents (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to 100% of such Subsequent Financing.

We will be mailing you shortly the amended documents for your review.  However, because all of these changes are deemed favorable to the investor, we would like to facilitate this process and ask that you authorize us to use your previous signature pages.

This pricing will change your number of shares.  We will round your investment down and return any balance owed.

You previously subscribed as follows:

Date of Securities Purchase Agreement:
Subscription Amount:
Shares:
Warrants:

Additional Investment Rights:

You are now subscribing as follows:

Subscription Amount:
Shares:
Warrants:

Should you have any questions regarding the above, please feel free to contact me at (212) 918-0401.

If you are in agreement with these changes, please sign below acknowledging that you authorize us to use your previously executed documents to close this transaction.

Thank you for your participation in this private placement.

Very truly yours,

Stephen J. DeGroat
Chairman

ACCEPTED AND AGREED

This 20th day of August, 2004.:

Print Name of
Investing Entity:

Signature:
Print Name: